EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 1, 2005, except for Note 14 as to which the date is June 15, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of MTI Technology Corporation and subsidiaries on Form 10-K for the year ended April 2, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of MTI Technology Corporation on Forms S-8 (Nos. 333-109060, 333-103065, 333-85410, 333-76972, 333-69030, 333-66716, 333-95915, 333-92623, 333-85579, 333-61957, 333-46363, 333-50377, 333-18501, 33-75180 and 33-80438) and Form S-3 (No. 333-85410).

/S/ GRANT THORNTON LLP

Irvine, California
July 13, 2005

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